UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2026

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

561 Shady Elm Road,	Winchester,	Virginia	22602
(Address of principal executive offices			(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock (no par value)	AMWD	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

American Woodmark Corporation

Item 2.05 Costs Associated with Exit or Disposal Activities.

Effective May 4, 2026, American Woodmark Corporation’s (the “Company”) Board of Directors authorized the operations wind-down and closure of its Monterrey, Mexico plant in response to current low market demands and rising product input and tariff costs. The Company plans to consolidate Monterrey’s operations into its Pacifico plant in Tijuana, Mexico, and, where appropriate, shift manufacturing volumes from plants in Mexico to the United States (the “Mexico Plant Consolidation”). The Mexico Plant Consolidation is planned to be substantially completed by June 30, 2026, and any remaining ongoing costs will cease upon lease termination, as defined in the lease. Excluding the one-time charges and costs detailed in the following paragraph, the Company expects the Mexico Plant Consolidation to yield approximately $7.5 million in annual cost savings to be included in the Company’s Consolidated Statements of Income beginning in the fiscal year ending April 30, 2027 (“fiscal 2027”), by reducing tariff, labor, and other overhead costs, increasing fixed asset utilization and labor efficiency, and aligning manufacturing capacity to current market demands. On May 12, 2026, the Company’s employees at the Monterrey plant were notified of this decision.

The Company currently estimates it will incur total one-time cash and non-cash charges related to the Mexico Plant Consolidation in the range of approximately $36.0 million to $40.0 million; of which, approximately $32.5 million to $36.5 million will be incurred during fiscal 2027, and approximately $3.6 million will be incurred in subsequent fiscal years. The fiscal 2027 estimated cash costs include the following: $1.2 million in employee costs, $0.7 million to $2.2 million related to equipment moves and inventory transfers, and $0.9 million to $1.2 million in plant closure costs. The fiscal 2027 estimated non-cash charges associated with our Monterrey plant include the following: $12.5 million to $14.7 million related to the building lease right-of-use asset impairment, $13.1 million in machinery and equipment accelerated depreciation, $3.5 million in internal-use software asset accelerated amortization, and $0.6 million leasehold improvement accelerated depreciation. Of the total $3.6 million of cash and non-cash charges in subsequent fiscal years, the Company currently estimates to incur $2.6 million in cash costs in its fiscal year ended April 30, 2029, and $0.9 million non-cash charges in its fiscal year ended April 30, 2030.

Item 2.06 Material Impairments.

The discussion set forth under Item 2.05. Costs Associated with Exit or Disposal Activities is hereby incorporated by reference herein.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K, including, but not limited to, those relating to the timing of the Mexico Plant Consolidation, estimated cost savings relating to the Mexico Plant Consolidation, the timing and amount of various estimated one-time charges relating to the Mexico Plant Consolidation and certain estimated cash costs relating to the Mexico Plant Consolidation, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify forward-looking statements by words such as “estimate,” “expect,” “believe,” “plan,” “will,” and other similar words. The forward-looking statements included in this report are based on current plans, expectations and assumptions but are subject to numerous factors, risks and uncertainties, many of which are outside of the Company’s control, that could cause actual results to differ materially from those indicated or implied in any forward-looking statement. These factors, risks and uncertainties also include, but are not limited to, the closing of the currently pending merger with MasterBrand, Inc. (the “Merger”). For a list of other factors that could impact the Company’s business and financial results and the closing and impact of the Merger, see those listed under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2026. The forward-looking statements contained in this report are made as of the date of this report, and the Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this report except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION
(Registrant)

Date: May 12, 2026	By:	/s/ M. SCOTT CULBRETH

	Name:	M. Scott Culbreth
	Title:	President & Chief Executive Officer